SEC 1473  Potential persons who are to respond to the collection of information
contained in this (7-97)    form are not required to respond unless the form
displays a currently valid OMB control number.



                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Form 3                         Washington, DC 20549
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)


1.               2.                     4.
Name and Address Date of Event          Issuer Name and Tickler or
of Reporting     Requiring Statement    Trading Symbol
Person*          (Month/Day/Year)

                                        MAGNUM d'Or RESOURCES INC.
                 MARCH 13, 2003         OTCBB - MAGR


CALABRIGO      RENO        J.
  (Last)     (First)   (Middle)


     58 SLOANE AVENUE

         (Street)          3.                      5.                           6.
                           I.R.S. Identification   Relationship of Reporting    If Amendment, Date
                           Number of Reporting     Person(s) to Issuer          of
                           Person, if an entity    (Check all applicable)       Original
 TORONTO, ONTARIO M4A 2A5  (voluntary)                                          (Month/Day/Year)
          CANADA
                                                   _X_
                                                   Director
                                                   X__
                                                   10% Owner

                                                   _X_
                                                   Officer (give title below)
                                                   __
                                                   Other (specify below)
                                                   ==========================
                                                   PRESIDENT AND TREASURER


(City)  (State)                                    7.
                  (Zip)                            Individual or
                                                   Joint/Group Filing
                                                   (Check Applicable  Line)


                                                    _X_
                                                    Form filed by One
                                                    Reporting Person



                                                    __
                                                    Form filed by More
                                                    than One Reporting
                                                    Person




                      Table I - Non-Derivative Securities Beneficially Owned

1.                            2                       3.                       4. Nature of indirect
Title of Security             Amount of Securities    Ownership Form: Direct      Benificial Ownership
(Instr. 4)                    benificially owned      (D) or indirect (I)         (Instr. 5)
                              (instr. 4)              (Instr. 5)

COMMON STOCK ($.001 PAR       18,395,500                     D
VALUE)
PREFERRED STOCK ($.001 PAR     3,000,000                     D
VALUE)








Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.           2.                   3.                          4.            5.            6.
Title of    Date                  Title and Amount            Conversion    Ownership     Nature of
Derivative  Exer-                 of Securities               or exercise   form of       Indirect
Security    cisable               Underlying Derivative       Price of      derivative    Benificial
(Instr. 4)  and                   Security (Instr. 4)         Derivative    Securities    Ownership
            expiration                                        Security      Direct (D)    (Instr. 5)
            date                                                            or Indirect
            (MTH/DAY/YEAR)                                                  (I)(Instr. 5)

            Date       Expira-                  Amount or
            Exer-      tion                     Number
            cisable    date                     of shares



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


                    /S/ RENO J.CALABRIGO                     APRIL 7, 2003
               **Signature of Reporting Person                     Date

 * If the form is filed by more than one reporting person, see Instruction 5(b)(v).
 ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.